Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR THE FIRST QUARTER

AND PROVIDES OUTLOOK FOR THE SECOND QUARTER AND FULL YEAR 2014

Santa Clara, Calif.—April 21, 2014—Intevac, Inc. (Nasdaq: IVAC) today announces preliminary financial results for the first quarter of 2014. Revenues were approximately $17 million and exceeded our expectations, gross margin was approximately 28%, and operating expenses were $9.5 million, with a net loss in the range of $0.18 to $0.19 per share.

For the second quarter of 2014, management expects revenues of $12.5 to $13.5 million, with a net loss in the range of $0.21 to $0.24 per share.

The outlook for the full year 2014 is largely unchanged since the company’s January 28, 2014 conference call. Management expects revenues in the range of $73 to $83 million, with total Equipment revenues up 10% at the high-end of our outlook, and Photonics revenues up approximately 25% to 30%, respectively, from 2013 levels. Gross margin is expected to be 34% to 35%, with operating expenses of approximately $38 to $39 million for the full year. While the resulting operating loss is expected to be in the range of $10 to $13 million on a GAAP basis, the cash burn for the full year is expected to be approximately $5 million, excluding any cash used in the company’s $30 million stock repurchase program. The net loss for the year is expected to be between $0.41 and $0.49 per share.

Conference Call Information

The company will announce its financial results for the first quarter at its regularly-scheduled time of approximately 1:00 p.m. PDT on April 28, 2014, and will discuss its results and outlook in a conference call the same day at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call.

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Photonics.

In our Equipment business, we are a leader in the design, development and manufacturing of high-productivity process equipment solutions. Our systems are production-proven for high-volume manufacturing of substrates with precise thin film properties, such as those required in the hard drive and solar cell markets we currently serve.

In the hard drive industry, our 200 Lean® systems process approximately 60% of all magnetic disk media produced worldwide. In the solar cell manufacturing industry, our high-throughput thin film process equipment enables increased conversion efficiency of silicon solar cells while also reducing manufacturing costs.

In our Photonics business, we are a leader in the development and manufacture of leading-edge, high-sensitivity imaging products and vision systems. Our products primarily address the defense markets.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: anticipated first quarter 2014 financial results, and financial results guidance and outlook for the second quarter 2014 and full year 2014 including: revenue, gross margin, operating expenses, operating loss, net loss per share, and cash burn. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: failure to meet anticipated financial results for the first and second quarters and the full year 2014, each of which could have a material impact our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s periodic filings with the U.S. Securities and Exchange Commission.